Exhibit 3.31
CERTIFICATE OF ORGANIZATION
OF
DERMPATH NEW ENGLAND, LLC
Federal Identification No.
16-1742674
     The undersigned, being authorized to execute and file this Certificate for the purpose of forming a limited liability company under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:
1.	Name of Company. The name of the limited liability company (the “Company”) is DERMPATH NEW ENGLAND, LLC.

2.	Office of the Company. The street address of the office of the Company at which its records will be maintained is 17 Oakdale Avenue, Weston, MA 02493.

3.	Business of the Company. The general character of the business of the Company is to provide medical services, and to otherwise engage in any lawful act or activity for which limited liability companies may be organized under Chapter 156C of the Massachusetts General Laws.

The name and business address of each member or manager who will render professional services on behalf of the Company is as follows:

Hong Mei Li, M.D., 17 Oakdale Avenue, Weston, MA 02493.

The Company will abide by and be subject to any conditions or limitations established by any applicable regulating boards, including the provision of liability insurance required by M.G.L. Ch. 156C §65.

Attached is the Certificate by Regulatory Board that each of the aforesaid individuals is duly licensed.

4.	Date of Dissolution. The Company is to have no specific date of dissolution.

5.	Agent for Service of Process. The name and business address of the agent for service of process is Hong Mei Li, M.D., 17 Oakdale Avenue, Weston, MA 02493.

Managers. The Company shall have no managers and shall be managed by its members.

Execution of Documents. The following individuals are authorized to execute documents to be filed with the Corporations Division of the Office of the Secretary of the Commonwealth:

Hong Mei Li, M.D., 17 Oakdale Avenue, Weston, MA 02493. Carol W. Phillips, Esq., 4 Militia Drive, Lexington, MA 02421.
     IN WITNESS WHEREOF, I have signed this Certificate of Organization and acknowledged it to be my act this 4th day of December, 2005.

By:	/s/ Hong Mei Li, M.D.
Hong Mei Li, M.D.
Authorized Person

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